Exhibit 99.1

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc - CFO

CONFERENCE CALL PARTICIPANTS

Karen Short Deutsche Bank - Analyst

Chuck Cerankosky Northcoast Research - Analyst

Bonnie Herzog Wells Fargo Securities - Analyst

Kelly Bania BMO Capital Markets - Analyst

Ben Brownlow Raymond James - Analyst

Ronald Bookbinder The Benchmark Company - Analyst

Anthony Lebiedzinski Sidoti & Company - Analyst

John Lawrence Stephens Inc. - Analyst

Stephen Grambling Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2014 Casey’s General Stores earnings conference call. My name is Kim and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, and thank you for joining us to discuss Casey’s results for fiscal year ended April 30. I’m Bill Walljasper, Chief Financial Officer. Bob Meyers, Chairman and Chief Executive Officer, is also here.

Before we begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2013 Annual Report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the results of the fourth quarter, the year and our outlook for FY15. Afterwards, we’ll open it up for questions about our results and outlook.

As most of you have seen, diluted earnings per share in the fourth quarter were $0.59, compared to $0.60 a year ago. Year-to-date diluted earnings per share were $3.46, compared to $2.86. The earnings shortfall in the fourth quarter was primarily related to a $0.032 lower fuel margin from the fourth quarter last year. This represented approximately $0.22 impact on earnings per share. EBITDA for the quarter was up slightly, to $76.5 million. Year-to-date EBITDA was up 17.1%, to $377 million.

During the fourth quarter, we experienced a less volatile fuel cost environment that caused the fuel margin to fall below our annual goal, to $0.138 per gallon compared to $0.17 per gallon in the same period a year ago. During the quarter, we sold approximately 12.1 million renewable energy credits, commonly known as RENs, for about $5.7 million. This represented a $0.014 impact to the fuel margin. Last year in the fourth quarter, the average RENs sold were $0.47. Currently, RENs are trading around $0.45. Year-to-date, the fuel margin was $0.168 per gallon, well ahead of our annual goal. During the year, we sold approximately $29.6 million worth of RENs, resulting in the benefit to the fuel margin of about $0.018 per gallon.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

The Fuel Saver program continued to positively impact gallons sold. Same-store gallons sold in stores that participate in the Fuel Saver program increased 2.9%, resulting in overall same-store gallons in the quarter to be up 1.8%. Total gallons sold in this period increased 6.8%, to $403.8 million. Same-store gallons sold for the year were up 3.1% compared to the same period a year ago, with total gallons sold for the year up 8.5%, to 1.7 billion gallons. For the fiscal year, the average retail price was $3.33 per gallon, compared to $3.41 last year. The average retail price of gasoline for the quarter was $3.39 a gallon, compared to $3.49 last year. Same-store gallons for May were up 4.8%, with an average fuel margin above our FY15 goal of $0.153 per gallon.

Total sales in the Grocery and Other Merchandise category increased 11.2% in the quarter, to $378.3 million. Same-store sales for the fourth quarter were up 7.2% with an average margin of 32.1%, up 40 basis points from the fourth quarter last year. As a result of the margin expansion and strong sales in the quarter, we experienced double digit gross profit dollar growth in every major area of this category, including Cigarettes. We believe we are continuing to gain market share in the Cigarette area as a result of the price reductions we made last fiscal year.

Year-to-date same-store sales in Cigarettes were up 7.7%. Same-store sales in the overall Grocery and Other Merchandise category were up 7.4%, with an average margin of 32.1%. This resulted in a gross profit dollar increase of nearly 10%, to $507.9 million. Same-store sales in May were up 10.2%, with double digit increases in nearly every major area of this category.

Prepared Food and Fountain category continued its strong performance. Total sales were up 17.6%, to $163 million for the quarter. Same-store sales in the quarter were up 12.1%, with an average margin of 60.1%, down 40 basis points from the same time period a year ago. The margin was down due to an increase in input costs, primarily cheese and meat toppings. The average cost of cheese this quarter was $2.58 per pound, compared to $1.89 a year ago. An increase in contribution of higher margin items in the category helped offset a portion of this adverse impact of the rising costs. Also, effective May 1, we implemented strategic price increases to help offset these pressures. Currently, the average cost of cheese is approximately $2.25 a pound.

Gross profit dollars for the quarter were up 16.7%. Year-to-date same-store sales were up 11.8%, with an average margin of 61.1%. We continue to benefit from the additional rollout of our operational initiatives mentioned in the press release. Same-store sales for the Prepared Food category were up 11.4% in May, led by strong gains in pizza and implementation of the price increases mentioned previously.

For the year, operating expenses were up 12.7%. For the quarter, operating expenses increased 10%, to $210.1 million. About 66% of this increase was due to a rise in weight primarily related to more stores this quarter compared to the same period a year ago and an increase in the operational initiatives described in the press release.

Credit card fees were up approximately $2.6 million, as a result of an increase in credit card utilization. Credit card transactions were up 15%, accounting for approximately 63% of all sales this quarter, compared to 61% a year ago.

On the income statement, total revenue in the quarter was up 6.1%, to $1.9 billion, due to an increase in the number of stores in operation this quarter compared to the same period a year ago and the completion of more operational initiatives, offset by a lower retail fuel price. Year-to-date total revenue was up 8.1%, primarily due to sales increases in the categories mentioned previously, again offset by lower retail fuel price.

The effective tax rate in the quarter was down from a year ago in the same period. The decrease was primarily related to a change in our state and local tax structure, which lowered our contingent tax reserve, and an out of period adjustment reducing the deferred tax liability on fixed assets. We expect our effective tax rate for FY15 to be between 36% and 37%.

Our balance sheet continues to be strong. As of April 30, cash and cash equivalents were $121.6 million, long-term debt net of current maturities was $853.6 million, while shareholder equity rose to $719.9 million, up $117.6 million from fiscal year end. We generated $314.2 million in cash flow from operations. For the fiscal year, capital expenditures were $340.2 million, compared to $334.8 million a year ago in the same period. In FY15, we expect capital expenditures to be between $360 million and $410 million.

This quarter, we opened 18 new store constructions and completed 4 acquisitions. For the year, we acquired 28 stores and completed 44 new store construction. We also replaced 20 stores during the fiscal year. Our store count at the end of this quarter was 1,808 corporate stores. As indicated in the press release, we have 27 new stores and 23 replacement stores under construction. We also have 38 stores, 28 replacement sites, and 5 acquisition stores under contract to purchase. We are excited about the completion of the Stop-n-Go acquisition, which gives us a stronger presence in North Dakota. We will continue to expand in both our new states and our core markets. We are off to a strong start to reach our unit growth goal in FY15.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Now let me outline our performance goals for the next fiscal year. They are to increase same-store gallons sold 1%, with an average fuel margin of $0.153 per gallon. The decrease in our goals for same-store gallons and fuel margin from the previous year results is due to a potentially lower RENs benefit and comparing against the full impact of the Fuel Saver program implemented over a year ago. Also, to increase same-store Grocery and Other Merchandise sales 5.3%, with an average margin of 32.1%. Increase same-store Prepared Food and Fountain sales 9.5%, with an average margin of 60%. Build or acquire between 72 and 108 stores, which is a 4% to 6% unit growth. In addition to these goals, we plan to replace 25 stores and complete 25 major remodels. We are encouraged by the continuing improvement of our remodeled stores and feel we have an opportunity to grow this program in the future

Conversion of stores to a 24-hour format continues to go well. We converted 130 stores to this format in FY14, bringing our total to about 725 of our stores now open 24 hours. In FY15, we plan to convert another 100 stores to the 24-hour format. We typically experience a 20% to 30% lift in inside sales when the store converted to this format.

Pizza Delivery program is the newest of the operational initiatives. We typically experience a 25% to 30% increase in Prepared Food sales upon the roll out of Pizza Delivery to a store. We converted 80 stores in FY14 and plan to add a similar amount to this program in FY15.

We have a strong track record of growing the business, while also returning value to shareholders through a dividend. At its June Board meeting, the Board declared a quarterly dividend of $0.20 per share, which is an 11.1% increase from the year-end dividend amount in FY14. The dividend has doubled in the last five years and has a compound annual growth rate of over 18% during this time period.

In closing, we are very pleased with the performance of our Company in FY14 and are excited about our growth opportunities in FY15. That completes our review for the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Karen Short from Deutsche Bank. Please proceed.

Karen Short - Deutsche Bank - Analyst

Hi, there.

Bill Walljasper - Casey’s General Stores Inc - CFO

Hi, Karen.

Karen Short - Deutsche Bank - Analyst

How are you?

Bill Walljasper - Casey’s General Stores Inc - CFO

Great. How are you this morning?

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Karen Short - Deutsche Bank - Analyst

Good. A question just about your structure: Obviously, we saw what happened with Susser after they created a very successful MLP. And when I look at you guys, you have all the criteria for a successful MLP, because you have the owned real estate and you have the volume growth; and obviously, you’ve done a great job of creating shareholder value just through strong execution. But wondering how you think about the potential to create additional value through an MLP?

Bill Walljasper - Casey’s General Stores Inc - CFO

The MLP questions have come up periodically over the last, probably, year and a half, subsequent to Susser rolling out their MLP. There are some differences between the Susser MLP and Casey’s. One of the things — one of the components that they have to drive the growth of their MLP, Karen, would be the wholesale distribution of fuel. I believe that’s a significant part of their growth strategy in the MLP.

We do not have that component within our structure. We have the other components that you mentioned, but that is a component that does blend to a growth strategy MLP. We have looked at this, and don’t believe that currently is the value — the same type of value that Susser has experienced with theirs. So, we’ll continue to look at that, in addition to other strategic alternatives, as we normally do.

Karen Short - Deutsche Bank - Analyst

Is there anything about the way you purchase fuel — would that prevent an MLP structure? I know, obviously, they had longer and have longer-term contracts, where you guys tend to buy on a daily basis. Is that an impediment?

Bill Walljasper - Casey’s General Stores Inc - CFO

No, I don’t believe that’s an impediment. For an MLP to be marketable, it certainly has to hit a certain level of EBITDA. And in order to get to that without that wholesale fuel distribution, we would have to put a significant amount of real estate into that, and in doing so, it would be some of our older stores, which potentially might create a tax leakage.

So, rest assured, we have looked at it in great detail. We’ve had third parties look at that as well, outside of the internal structure. So, we’ll continue to evaluate that to see if it makes sense going forward.

Karen Short - Deutsche Bank - Analyst

Okay. Thanks. That’s helpful.

And then, just quickly, on housekeeping. I guess maybe a little color embedded in your guidance on the prepared food side. What are you factoring in for cheese prices going forward? And then, what are you factoring in for price increases, given inflation?

Bill Walljasper - Casey’s General Stores Inc - CFO

The price increases, that I alluded to in the narrative, are about 2% going forward. So, we did put out May same-store sales that I’m sure most everybody has seen. So, roughly 2% of that number would be those new price increases.

As far as the cheese cost, we expect a flat to a slightly up cheese cost environment for the fiscal year. The other component, though, for those that follow meat toppings, meat has risen dramatically over the last, probably, three to four months. It’s up somewhere between that 20% to 30%. So, that’s another factor that certainly is weighing in on that. So, we do have potentially a little bit of a headwind when it comes to cheese cost comparison.

Karen Short - Deutsche Bank - Analyst

Okay, but no additional price increase factored into your guidance?

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

No. I will say this: The price increase that I had mentioned — we are moderating — at the environment and looking for potential price increases mid-year, as well. So, if there’s opportunities, we’ll certainly take that. I receive, on a monthly basis, competitive pricing surveys. And certainly, we’re always looking for opportunities in that regard, and there may be another mid-year price increase potential.

Karen Short - Deutsche Bank - Analyst

Thanks for taking my questions.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, Karen.

Operator

Your next question comes from the line of Chuck Cerankosky from Northcoast Research. Please proceed.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone. Bill, I was wondering if you could talk to us about the health of the economies where you operate, whether it’s agricultural or manufacturing, and how that’s affecting your customer in the past quarter? And prospectively, what are you thinking about for the year in terms of changes in product mix you’re seeing and ability to accept some of these price increases?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, I think that’s a great question. And we’ve been fortunate over the years to have the ability to implement strategic price increases. Obviously, the economy in the Midwestern states that we operate is doing relatively well compared to the rest of the country. And certainly, we wouldn’t be taking price increases if we felt there was an elasticity issue that would be in effect. So, even though we have taken some price increases, they are still very competitive within our market area. And albeit we only have one month under our belt with the new price increases that I mentioned, it appears that they have been accepted very well.

And we do some things differently, as well, like for instance, on the pizza slice — that was one of the components that we did increase price. We increased the size of that slice to add greater value, as we also increased the price of that. So, we do some things like that to try to bring value to the customer. So, right now, Chuck, I would say the economy is relatively solid, relative to other pieces of the country, and I think we might have some more opportunities going forward in that area.

Chuck Cerankosky - Northcoast Research - Analyst

With regard to more price increases or taking advantage of a stronger customer?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say both: taking the opportunity for price increases and also continuing in line with that the strong same-store sales that we’ve been putting up, primarily in the prepared food category, but also the grocery category.

Chuck Cerankosky - Northcoast Research - Analyst

Anything to talk about on product mix? Has the basket changed in the last 12 months in a more or less favorable way?

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say that the basket mix have changed dramatically over the last several months. We’re always looking to add new products. The new stores, obviously, that we put up emphasize more in the packaged beverage area and prepared food area. And so, we are seeing a gradual shift to those types of categories, which is good because those are high-turning, high-margin areas of our Business. And that’s kind of the intent of that new store design over the time.

Chuck Cerankosky - Northcoast Research - Analyst

All right. Thank you.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thank you, Chuck.

Operator

Your next question comes from the line of Bonnie Herzog from Wells Fargo. Please proceed. Please proceed.

Bonnie Herzog - Wells Fargo Securities - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, Bonnie. How are you?

Bonnie Herzog - Wells Fargo Securities - Analyst

Fine, thanks. My first question is on the goals that you’ve set out for FY15. I guess they’re broadly below your FY14 performance. So, I’d like to hear from you why you’re anticipating maybe a slowdown, or would you just characterize your goals as conservative?

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, I’ll kind of walk through the goals to answer your question. As far as the gasoline goes, I mentioned just briefly about that. The 1% same-store gallon growth — we are cycling against, I will say, the full impact or full benefit of the Fuel Saver program. And just as a reminder, we implemented that back in December of 2012, so we have cycled that and then some. And so, we’re going to be comparing against some strong same-store gallon movement here in FY15 as a result of that program. We still think there’s opportunity to drive same-store gallons, but it will be a little bit more challenging as you cycle through the major piece of that program.

On the margin side, obviously, the RIN’s benefit is kind of a wild card there. We experienced, certainly, a spike in the RIN values last year, primarily in Q1 and Q2. For us to predict where RIN values will be going forward would be very challenging. It would be challenging for anyone.

So, the $0.153 is certainly a step up from where our goal was a year ago. If you factor RINs out of the $0.168 gas margin that we had in FY14, we would have done about a $0.15 gas margin. So, it is an improvement, in that regard.

Now, when I step into the prepared food category, with respect to the margin being down from the previous year and the goal, we kind of alluded to that in the last question, with cheese cost and other input costs. We’re looking to offset that, obviously, with some things in our Business. One would be the price increases, but hopefully also a shift in contribution to sales.

And we are starting to see some of that, and I’ve alluded to a shift in higher-margin items, for instance, pizza. Pizza and the fountain and coffee have become a little bit higher contribution to the overall sales within the category. That should help offset some of the input cost pressures.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

The same-store sale goal of prepared foods at 9.5% — a very strong goal. I will remind everyone that there’s only been 1 month in the last 13 months that we’ve been below double-digit sales increases in the prepared food category. So, this category has been doing extremely well, and we continue to cycle over those on a two-year stack basis. And it becomes a little more challenging to maintain double-digit same-store sales growth, but we still think that we have an opportunity to grow that prepared food category in the very high-single digit. We’re obviously off to a great start in May, doing the double-digit same-store result.

With respect to the grocery and general merchandise category, as you know, Bonnie, this category is dominated by cigarettes. It’s about 35% to 40% of the category. And cigarettes — it’s no secret, it’s a declining category. It has been since I started the Company 24 years ago. And so, we’re looking to offset some of the pressures that may come about in the cigarette category in other areas of our Business, for instance, the packaged beverages that I alluded to. And so, we’re hopeful that we can offset those types of pressures.

With respect to the same-store sales, if you go back and look at monthly same-store sales last fiscal year, we had very strong same-store sales in Q1 and Q2. That was primarily related to — we had not cycled over the price decreases we took in cigarettes in the prior year. We cycled over those price reductions in November, and cigarettes actually moderated to mid-single-digit same-store sales subsequent to November of 2013. And so, we expect cigarettes to moderate down back into that area on a go-forward basis, and that obviously will bring down the same-store sales for the category. And so, that’s a long explanation of the categories, and a high-level thought process.

Bonnie Herzog - Wells Fargo Securities - Analyst

No, that’s really helpful. I appreciate you going through all of that.

And then just a final question from me is on Wal-Mart. I actually had an opportunity to visit their new Wal-Mart To Go store in Bentonville recently, and I couldn’t help but notice that they are attracting quite a bit of traffic, and really at the expense of one of your stores up the road. So, I’d be curious to hear from you what you think about their ability to push further into this industry, and how big of a realistic threat could this be? And then maybe more broadly, what are your thoughts on the competitive pressures from other large-box retailers, as they further expand into smaller formats with more fuel offerings?

Bill Walljasper - Casey’s General Stores Inc - CFO

That’s a great question. And the Wal-Mart concept is a relatively new concept, so it’s really probably a little bit too early to tell what type of impact and detriment that might be. I will say this: That store is still relatively large compared to normal convenience stores.

One of the things that we benefit from is our business model. As you know, Bonnie, we locate primarily in smaller, rural communities in the Midwest, and most of our stores are under — actually about 75% of our stores are in populations of 10,000 or less, mostly which are 3,500 population or less. So, I don’t necessarily know if the concept that Wal-Mart’s rolling out, or any other big-box retailers that are similar, would go down into the towns of 5,000 population or less.

So, it’s probably a little bit too early to tell whether there’s going to be a potential impact from that type of movement from other big-box retailers. So, we’re going to have to wait and see, at this point. But Bentonville is a larger community for us, and in that regard, it’s probably a little bit not typical.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay. Thank you very much.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet.

Operator

Your next question comes from the line of Kelly Bania from BMO Capital. Please proceed.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Kelly Bania - BMO Capital Markets - Analyst

Hi, good morning. Thanks for taking my questions.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning.

Kelly Bania - BMO Capital Markets - Analyst

Bill, I was just curious if you could comment on operating expense outlook for FY15, including D&A?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, the answer to your two questions: The operating expense outlook for FY14, I would plan a low — 2015 — I would plan on a low double-digit increase in store operation expenses. That’s kind of what we’re looking at.

As far as — I think you mentioned depreciation. Depreciation would probably be more of a mid-teens type growth. If you look back and look at the store growth that we anticipate — that unit growth — it should be similar to what we had this fiscal year.

And we had a slight rise in the fourth quarter in depreciation. That was primarily related to a decision to replace a couple stores, and that accelerated depreciation ran through the fourth quarter. Hope that answered your question.

Kelly Bania - BMO Capital Markets - Analyst

That is helpful. Then, just curious, as you take a look at your competitive pricing surveys, what does it say about where you are positioned in the cigarette category right now?

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, we believe we’re positioned very competitively in cigarettes. Obviously, there can be pockets that will be a little bit more competitive than others. But it definitely is a key product for us.

Gasoline would definitely be the number-one destination item of a C-store. Cigarettes would be number two. And so, we’re always trying to be as competitive as possible within those categories. So, I would say we’re competitively priced in all of our markets, at this point.

Kelly Bania - BMO Capital Markets - Analyst

I was just curious if you’re seeing any of your competitors trying to catch up to the price adjustments you made last fall.

Bill Walljasper - Casey’s General Stores Inc - CFO

I wouldn’t say that would be the case. I think we were catching up more with them on those price adjustments, and they are now catching up with us. So, I think we have caught up with them, and that alluded to my comment about gaining market share back.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Kelly Bania - BMO Capital Markets - Analyst

Got it. And then, on the 24-hour locations, I think it’s about 40% of your stores now that have that type of model. Just curious where you think you can take that longer term. You talked about the small-town focus that Casey’s has. I’m assuming most of those 24-hour locations now are in some of your bigger towns. Maybe you could just comment on that, if that’s correct or not, and where you think that penetration can go longer term?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, that’s a good thought process. We have about 725 stores that are currently operating as 24-hour stores; looking to do roughly about 100 in FY15 — another 100 conversion, I should say.

Now, as far as the number of stores, that’s a good question because this type of initiative does not have any type of cost associated with it. So, we can push it down to find out where that inflection point is. It’s certainly not applicable to all of our stores.

And I will point out that the vast majority of our stores that we open up now currently tend to be 24-hour locations, as well. So, it’s not only conversions of existing stores, but it’s continuing to open stores right out of the gate to 24 hours. So, I couldn’t give you a number as to where that potentially could be, but I would say that we’ll continue to push that forward, not only this fiscal year, but the following fiscal year.

Kelly Bania - BMO Capital Markets - Analyst

Great. And then, just on your fuel margin outlook, it’s obviously difficult to forecast the RINs, but what do you have built into your forecast for the impact of RINs on your CPG margin of $0.153?

Bill Walljasper - Casey’s General Stores Inc - CFO

We have about $0.14 of RIN value built into the margin goal. And so, based on my comments earlier, obviously the RINs are trading at a higher level than that currently.

Kelly Bania - BMO Capital Markets - Analyst

Great. Thank you so much.

Bill Walljasper - Casey’s General Stores Inc - CFO

You’re welcome.

Operator

Your next question comes from the line of Ben Brownlow from Raymond James. Please proceed.

Ben Brownlow - Raymond James - Analyst

Hi, good morning. Just to follow up on the last fuel margin, are you still using the language of slightly above, above, that sort of language to indicate the delta between your goal and the actual fuel margin?

Bill Walljasper - Casey’s General Stores Inc - CFO

That’s correct.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Ben Brownlow - Raymond James - Analyst

Okay. Great. And then, can you update us on the return profile that you’re seeing with the remodels and the opportunity there?

Bill Walljasper - Casey’s General Stores Inc - CFO

The remodels that we’re seeing right now, returns are in the low double-digit after tax; and the cost is about $450,000 to $500,000 for that particular initiative. So, right now, we have about 25 of those slated for FY14. When we started that program, Ben, you might recall that we identified a specific style or a couple styles of stores, and we have about another 600 to 700 of those stores types remaining. So, we think there’s an opportunity to grow that piece of that initiative going forward after 2015.

Ben Brownlow - Raymond James - Analyst

Are you waiting through the summer to see — kind of fine tune and decide from there? I’m just trying to get to when you see, or do you see, accelerating that program?

Bill Walljasper - Casey’s General Stores Inc - CFO

Right now, it’s not planned for FY15. We do have a lot of things on our plate with new store construction, replacement stores, a second distribution center that will be kicked off here this fall. We’re also expanding the current distribution center here — another 40,000-square-foot expansion. So, we have a lot of things on our plate here, and certainly don’t want to overload any resources that we have.

Ben Brownlow - Raymond James - Analyst

Okay. Great. And then, just the timing of the 27 sites under construction — when will those be finalized, or up and running?

Bill Walljasper - Casey’s General Stores Inc - CFO

Those are under construction, which will mean somewhere in the next three to five months, those will be up and operational.

Ben Brownlow - Raymond James - Analyst

Great. Thanks for taking the question.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet.

Operator

Your next question comes from the line of Ronald Bookbinder from Benchmark. Please proceed.

Ronald Bookbinder - The Benchmark Company - Analyst

Hi, good morning.

Bill Walljasper - Casey’s General Stores Inc - CFO

Hi, Ron.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Ronald Bookbinder - The Benchmark Company - Analyst

On the Fuel Saver program, isn’t the impact of the Fuel Saver program quite small, like less than a penny on the CPG, especially compared to the comp benefit? And is there an opportunity to do a fuel saver program in another market, like Illinois?

Bill Walljasper - Casey’s General Stores Inc - CFO

The answer to your question is yes. We are looking currently at other opportunities for the Fuel Saver program to be expanded outside of the current partnership that we have with Hy-Vee. And so, that is something that we think we have certainly an opportunity to do, maybe not to the same magnitude in the partnership that we have. But we are out there very actively looking to create a program partner with other similar types of grocery store chains in other markets.

Ronald Bookbinder - The Benchmark Company - Analyst

Okay. And can you remind us what the benefit from RINs were last year in Q1 compared to the current $0.45?

Bill Walljasper - Casey’s General Stores Inc - CFO

The RINs benefit in Q1 last year — the average RIN value was $1.02 in Q1. And currently, I think we mentioned, we’re trading about $0.45 right now.

Ronald Bookbinder - The Benchmark Company - Analyst

Okay. Thank you.

Bill Walljasper - Casey’s General Stores Inc - CFO

You’re welcome.

Operator

Your next question comes from the line of Anthony Lebiedzinski from Sidoti. Please proceed.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes. Good morning. Just wanted to follow up on the previous question, as far as the Hy-Vee program. So, how many of your stores currently actively participate in the Hy-Vee program?

Bill Walljasper - Casey’s General Stores Inc - CFO

About 1,200 stores are actually participating in the Fuel Saver program.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got you. Okay. And you mentioned the cheese costs. Have you locked in those cheese costs, or are you still buying in the spot market?

Bill Walljasper - Casey’s General Stores Inc - CFO

We’re currently buying on the spot market. Now, coffee, we are locked in on our coffee price through July.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it. Okay. That’s helpful.

And also, when you look at your CapEx outlook, I know you gave the dollar amount, but can you just give us a sense as how much of that is going for your distribution center, how much for stores, and how much for other initiatives?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, the distribution center, most of that CapEx will be actually pushed into FY16. So, I’ll give you a quick breakdown. I’ll give you the $360-million range. About $130 million of that would be new stores. About $70 million of that would be for acquisitions; $57 million for replacements; about $13 million for the remodels — the 25 remodels we mentioned; 17% transportation; about $15 million would be for the distribution center, the expansion here, as well as the CapEx to start the second distribution center; and then about $18 million for information systems. And the remaining $40 million is really what is the general maintenance, kind of the ongoing maintenance CapEx.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. That’s helpful. All right. Well, thank you very much.

Bill Walljasper - Casey’s General Stores Inc - CFO

You’re welcome.

Operator

Your next question comes from the line of John Lawrence from Stephens. Please proceed.

John Lawrence - Stephens Inc. - Analyst

Morning, guys.

Bill Walljasper - Casey’s General Stores Inc - CFO

Hi, John.

John Lawrence - Stephens Inc. - Analyst

Yes, Bill, following that sort of thought process, when you look into 2016, because of those CapEx of the second DC, et cetera, would you expect earnings to sort of flatten out as you go through that period of time for that second DC?

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, I’m not sure the earnings would necessarily flatten out. We do have some other things that will be coming forward in the upcoming fiscal years. Obviously, the second distribution center will be up and running about 12 to 16 months after we break ground. So, that would be — it’s going to be into 2016.

But also, we have the Affordable Healthcare Act that is scheduled to go in implementation January of 2015. So, we will see a few months of that impact, but most of that impact will be going into FY16. Now, at the next conference call, look to hear us talk about the potential impact of that particular initiative.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

John Lawrence - Stephens Inc. - Analyst

Got it. If you look at the last couple of classes of stores, particularly markets like northwest Arkansas, where at sort of the edge of distribution reach, some of those three-day routes, can you talk about the success of those classes of stores in those types of markets for the last two to three years?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, and some of the new states that I think you’re referring to, certainly Arkansas, Tennessee and Kentucky, are the newer states that we’ve operated stores in with the new style of stores. Any time you go into a new state, they are probably a little bit longer maturation process as you get your brand recognition up and going. The volumes that we’re seeing in those states are very good, very good. Unfortunately, the margin — gasoline margin environment in those states has been a little bit light in the past year. And so, consequently, when you look at the bottom line, it looks — that’s certainly being affected by that.

But as far as the traffic, the foot traffic coming in, sales volumes, overall they’re doing very well. We’re excited about the increased presence in North Dakota, that state I think has a lot of opportunity. You’re going to look for us, John, in this fiscal year and next fiscal year, adding more stores in Oklahoma. We have just a few there that seem to be doing exceptionally well.

So, we’re excited about the new states; we’re excited about our core states. We’re also excited about a second distribution center getting up in operation to be a more effective distribution channel.

John Lawrence - Stephens Inc. - Analyst

Right. And last thought on that is: When Murphy and Wal-Mart decide to go longer periods of time with their gas give-away, even with Hy-Vee, do you see any prolonged effect when they go on that discount program for a longer period of time?

Bill Walljasper - Casey’s General Stores Inc - CFO

Any time a competitor gets to be a little bit more competitive on the retail price of fuel — our gas pricing philosophy is that we’re going to match our competition. And certainly that does play into it a little bit.

John Lawrence - Stephens Inc. - Analyst

And then, just the last point on guidance, and obviously, from last year, you brought out those basically 200 basis points on prepared food margin, and that was those headwinds you talked about. And I would assume that’s correct. And on the comp, it’s hard to put a goal above a 10% anyway. Is that the bottom line?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes. The first part, definitely, the headwind of the input costs going forward. As far as the 9.5% same-store sales goal, obviously we have a strong bit of that due to the operational initiatives that we’ve talked about. And you’re exactly right, to continue at a double digit on a two-year stack over and over again, it’s a little more challenging. But certainly off to a great start in May.

John Lawrence - Stephens Inc. - Analyst

Great. Thanks for your help; appreciate it.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, John.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Operator

(Operator Instructions)

Your next question comes from the line of Stephen Grambling from Goldman Sachs. Please proceed.

Stephen Grambling - Goldman Sachs - Analyst

Hey, good morning. I just have a couple of quick follow-ups. So, first, related to Karen’s question on MLPs, what would be the cost or hurdles, in your view, to distributing fuel wholesale to third parties and expanding the growth opportunity?

Bill Walljasper - Casey’s General Stores Inc - CFO

What would be the hurdles? Obviously, in order to increase our transportation would be one of those. The CapEx associated with probably more tankers and drivers would certainly be one of those. Creating and starting up the wholesale distribution, and that takes some time, there certainly would be a maturation process to get to a strong enough wholesale distribution level to make it worthwhile.

And then secondly, you do have a couple different operating systems. You have a corporate and a wholesale. And certainly, we can overcome that. But it’s something — like I mentioned in Karen’s question, it’s something that we have looked at in the past. We’ll continue to look at that, along with other initiatives that might generate shareholder value.

Stephen Grambling - Goldman Sachs - Analyst

Okay. That’s helpful.

And then I guess, second, on the operating expenses, you did mention that you’ll have some more detail on healthcare costs next quarter. But can you maybe expand on the drivers of the low double-digit operating expense growth, and how we should be thinking about some of the initiatives that you have in place mature?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, the biggest driver of that double-digit operating expense growth will be the wage component. As I mentioned in my narrative, about two-thirds of the increase was due to wages in the fourth quarter. As we add more stores and as we change stores’ format to 24 hours or remodeled format, we do add staff and we do add wages. And so, that is the reason that really is the big driver for that.

Stephen Grambling - Goldman Sachs - Analyst

But I guess, are there some opportunities, as they mature, to right size — and I say right size in the sense that better labor management or other things that can make it more efficient?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, absolutely, absolutely. I probably misunderstood your question there. Absolutely, as we get further into these types of programs, I think we’re doing a much better job of shortening the maturation process or learning process of the new store format. And definitely, I think we have some opportunity to gain some leverage in that regard. You might be seeing a little bit of that, that ran through in the fourth quarter.

Stephen Grambling - Goldman Sachs - Analyst

All right. And then one last one, if I may, which is just: I think there was a question on the Fuel Saver program expanding into other areas. Is there also an opportunity to create your own?

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, that’s exactly right. That would be part of the evaluation we’re currently doing: looking to partner and also looking to create our own.

Stephen Grambling - Goldman Sachs - Analyst

All right. Great. Well, thanks for taking the questions, and best of luck to you.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thank you.

Operator

Your next question comes from the line of Ronald Bookbinder from Benchmark. Please proceed.

Ronald Bookbinder - The Benchmark Company - Analyst

Thank you. Just a quick follow-up on that last MLP question. Couldn’t you just buy a jobber or a wholesale company in your market to gain those assets to begin the process of entering the wholesale market and helping to drive your overall fuel purchases, helping to drive your cost down?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, theoretically, that would be an option. It’s not one that we are currently looking at though, Ron.

Ronald Bookbinder - The Benchmark Company - Analyst

Okay. And back to the second DC and entering the south and more eastern markets — so, are you looking to ramp up store growth in the south and east a bit, such that you have a larger base for the new DC to work off of?

Bill Walljasper - Casey’s General Stores Inc - CFO

Eventually, that would be the game plan. When the second distribution center becomes operational, there will be a shift of truck routes. We’ll eliminate our three-day truck routes with that shift. And then, as we get up and running at the second distribution center, certainly the idea is the opportunity to expand further east and further south, leveraging that distribution center location.

Ronald Bookbinder - The Benchmark Company - Analyst

But would you look to accelerate that a little bit ahead of opening, in anticipation of opening the second DC? So, while it might have — they might have added expense ahead of time, but when the DC opens up, you’ll be running at a very nice capacity.

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, I guess the answer to that question more globally is that we are always looking to accelerate and looking for opportunities to grow our unit growth. And we’re going to do it efficiently, though. We’re not going to accelerate just to accelerate for capacity purposes. They need to make financial sense. So, whether we have a second distribution center up and coming or not, we would always look to accelerate unit growth if it made financial sense for the shareholders.

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JUNE 10, 2014 / 02:30PM GMT, CASY - Q4 2014 Casey’s General Stores Inc Earnings Call

Ronald Bookbinder - The Benchmark Company - Analyst

Okay. Great. And good luck in Q2.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, Ron.

Ronald Bookbinder - The Benchmark Company - Analyst

Q1, sorry about that. Okay.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I will now turn the call back to Mr. Bill Walljasper.

Bill Walljasper - Casey’s General Stores Inc - CFO

Well, I’d just like to thank everyone for joining us this morning, and wish all of you an excellent week. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may now disconnect, and have a great day.

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